Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTx PROVIDES CORPORATE UPDATE AND REPORTS 2009 FINANCIAL RESULTS
• Reacquires SARM program and plans Ostarine™ Phase III clinical trials for cancer cachexia
• Held End of Review meeting with FDA for toremifene 80 mg
• Announces last patient completed toremifene 20 mg Phase III high grade PIN clinical trial in February
• Initiates Phase II clinical trial for GTx-758 for first line treatment of advanced prostate cancer
MEMPHIS, Tenn. — March 15, 2010 — GTx, Inc. (Nasdaq: GTXI) today provided a company update and reported financial results for the fourth quarter and full year 2009.
“Following the Complete Response Letter last fall, GTx and our European partner, Ipsen, met with the FDA in December. We believe that there is a path forward for the approval of toremifene 80 mg,” said Mitchell S. Steiner, MD, CEO of GTx.
As for the reacquisition of Ostarine™ and the GTx selective androgen receptor modulator (SARM) program, Dr. Steiner continued: “It was a difficult decision to dissolve our SARM collaboration with Merck. GTx’s near term objective is to generate revenue so that we can transition to a self-sustaining company. Reacquiring Ostarine moves us toward this objective by allowing us to advance our lead SARM into Phase III clinical studies in cancer cachexia which is a large commercial opportunity for our company and a critical unmet medical need for cancer patients.”
• GTx reacquires full rights to Ostarine and rest of SARM program and plans to advance Ostarine into Phase III clinical trials
GTx has reacquired full rights to Ostarine and its entire SARM program following the mutual agreement by GTx and Merck to dissolve their SARM collaboration. GTx is planning to pursue Phase III clinical development of Ostarine for the treatment of cancer cachexia. GTx completed a successful Phase IIb Ostarine clinical trial for cancer cachexia in October 2008 and now plans to have an End of Phase II meeting with the United States Food and Drug Administration (FDA) to discuss the Ostarine Phase III clinical development program.
Ostarine is an oral agent that has demonstrated the ability to increase lean body mass and improve muscle strength and performance in postmenopausal women, elderly men, and men and women with cancer cachexia. Ostarine is GTx’s lead SARM which has been studied in seven Phase I, Phase II, and Phase IIb clinical trials in 582 subjects.
• GTx provides update on End of Review meeting with FDA
The company announced in November 2009 the receipt of a Complete Response Letter from the FDA for the toremifene 80 mg New Drug Application. In December, GTx and its European Partner, Ipsen Biopharm Limited, met with FDA to better understand the two issues cited in the Complete Response Letter. Based on this End of Review FDA meeting, GTx and Ipsen have concluded that there is a path forward to obtain approval for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT. GTx will provide additional details following further discussions with the FDA.
• Toremifene 20 mg Phase III high grade PIN clinical trial results expected this summer
In late February, the last patient completed the Phase III clinical trial evaluating toremifene 20 mg for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia (PIN). GTx has begun the operational steps to conclude the study and expects to announce results this summer. If successful, GTx would move forward with plans to submit a New Drug Application.
• Initiation of the Phase II clinical trial evaluating GTx-758
In late February, GTx initiated a Phase II clinical trial evaluating GTx-758, an oral luteinizing hormone (LH) inhibitor, for the first line treatment of advanced prostate cancer. The GTx-758 Phase II clinical trial is evaluating multiple doses of GTx-758 in 70 males. GTx expects to obtain the results from the clinical trial in the second half of 2010.
Financial highlights for the quarter and year ended December 31, 2009
The net loss for the quarter and year ended December 31, 2009 was $10.9 million and $46.3 million, respectively, compared to $13.9 million and $51.8 million for the same periods in the prior year. Revenue for the quarter and year ended December 31, 2009 was $3.7 million and

$14.7 million, respectively, compared to $3.0 million and $13.5 million for the same periods in 2008.
Revenue for the fourth quarter of 2009 included collaboration income of $2.8 million related to our collaborations with Merck and Ipsen, and $862,000 of net sales of FARESTON® (toremifene citrate) 60 mg, marketed for the treatment of metastatic breast cancer in postmenopausal women. Revenue for the year ended December 31, 2009 included collaboration income of $11.4 million from Merck and Ipsen and $3.3 million of net sales of FARESTON®.
Research and development expenses for the quarter and year ended December 31, 2009 were $8.2 million and $32.3 million, respectively, compared to $10.6 million and $44.3 million for the same periods in 2008. General and administrative expenses for the quarter and year ended December 31, 2009 were $6.3 million and $27.7 million, respectively, compared to $6.3 million and $23.1 million for the same periods in 2008.
At December 31, 2009, GTx had cash, cash equivalents and short-term investments of $49.0 million.
Conference call
There will be a conference call today at 9:00 a.m. Eastern Time. To listen to the conference call, please dial 800-901-5241 from the United States or Canada or 617-786-2963 from other international locations. The access code for the call is 21956626. A playback of the call will be available from approximately 11:00 a.m. Eastern Time today through March 29, 2010 and may be accessed by dialing 888-286-8010 from the United States or Canada or 617-801-6888 from other international locations and referencing reservation number 71992507. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company’s website at http://www.gtxinc.com.

About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways to prevent and treat cancer, fractures and bone loss, muscle loss and other serious medical conditions.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s plans to continue to pursue the development of and marketing approval for, and the potential commercialization of, toremifene 80 mg, and the continued development and potential commercialization of GTx’s other product candidates. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx and its collaboration partner will not be able to commercialize their product candidates if clinical trials do not demonstrate safety and efficacy in humans, including in any additional clinical trials that GTx may conduct in connection with the NDA for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates, including toremifene 80 mg to reduce fractures in men with prostate cancer on ADT or toremifene 20 mg for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia, in a timely manner or at all; (iii) that clinical trials being conducted or planned to be conducted by GTx and its collaboration partner may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (iv) related to GTx’s dependence on its collaboration partner for product candidate development and commercialization efforts; (v) related to GTx’s reliance on third parties to manufacture its product candidates and to conduct its clinical trials; and (vi) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed with the SEC on November 9, 2009 contains under the heading, “Risk Factors,” a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$40,219	$95,510
Short-term investments	8,825	2,157
Accounts receivable, net	406	487
Inventory	116	92
Receivable from collaboration partners	189	777
Prepaid expenses and other current assets	920	1,001

Total current assets	50,675	100,024
Property and equipment, net	3,291	3,988
Intangible and other assets, net	3,755	4,097

Total assets	$57,721	$108,109

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,268	$2,821
Accrued expenses and other current liabilities	4,730	6,666
Deferred revenue – current portion	9,954	11,490

Total current liabilities	15,952	20,977
Deferred revenue, less current portion	49,898	54,732
Other long-term liabilities	621	382
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock, $0.001 par value: 60,000,000 shares authorized; 36,420,901 shares issued and outstanding at December 31, 2009 and 36,392,443 shares issued and outstanding at December 31, 2008	36	36
Additional paid-in capital	359,388	353,900
Accumulated deficit	(368,174)	(321,918)

Total stockholders’ (deficit) equity	(8,750)	32,018

Total liabilities and stockholders’ (deficit) equity	$57,721	$108,109

GTx, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Product sales, net	$862	$242	$3,289	$1,088
Collaboration revenue	2,815	2,756	11,441	12,440

Total revenues	3,677	2,998	14,730	13,528
Costs and expenses:
Cost of product sales	167	167	1,290	649
Research and development expenses	8,163	10,646	32,344	44,259
General and administrative expenses	6,285	6,324	27,749	23,105

Total costs and expenses	14,615	17,137	61,383	68,013

Loss from operations	(10,938)	(14,139)	(46,653)	(54,485)
Interest income	19	271	159	2,705

Loss before income taxes	(10,919)	(13,868)	(46,494)	(51,780)
Income tax benefit	44	—	238	—

Net loss	$(10,875)	$(13,868)	$(46,256)	$(51,780)

Net loss per share:
Basic and diluted	$(0.30)	$(0.38)	$(1.27)	$(1.43)

Weighted average shares used in computing net loss per share:
Basic and diluted	36,420,901	36,374,895	36,415,379	36,301,558